February 15, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.,
Washington DC 20549

Re: Unibio Inc. -Form SB-2/A Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2/A Registration Statement (Amendment #1) dated February 15, 2006, of the following:

•
Our report to the Stockholders and Board of Directors of Unibio Inc. dated January 3, 2006 on the financial statements of the Company as at November 30, 2005 and the statements of operations, changes in stockholders’ equity and cash flows for the period from February 2, 2005 (inception) to November 30, 2005.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

/s/ Dale Matheson Carr-Hilton LaBonte

Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, British Columbia